Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Mallinckrodt Enterprises LLC (“Mallinckrodt”), and Frank Scholz (“Employee”), as of August 27, 2013.

WHEREAS, Mallinckrodt seeks to employ Employee on a limited term basis to serve as the leader of Supply Chain Development, and to transition into the role of Interim Supply Chain Lead until such time as a permanent lead may be found;

NOW, THEREFORE, for good and valuable consideration, Mallinckrodt and Employee, intending to be bound, agree as set forth in this Agreement.

1.Employment Period. Mallinckrodt hereby agrees to employ Employee, and Employee hereby agrees to remain in the employ of Mallinckrodt subject to the terms and conditions of this Agreement, for the period of three (3) months commencing on September 1, 2013 (the “Initial Term”). Upon completion of the Initial Term, this Agreement shall thereafter automatically renew for additional one (1) month periods (each, a “Renewal Term”), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least 30 days prior to the expiration of the Initial Term or a Renewal Term. The Initial Term and any Renewal Terms are herein collectively referred to as the “Employment Period.”
2.    Terms of Employment.
(a)    Position and Duties.
(i)    Employee shall report to a “Business Transformation Committee” consisting of the Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources. At the commencement of the Employment Period, Employee shall serve as the leader of Supply Chain Development, with the intent of transitioning into the role of Interim Supply Chain Lead, with authority, duties and responsibilities consistent with such positions and as may be reasonably assigned to him from time to time by the Business Transformation Committee.
(ii)    During the Employment Period, Employee shall serve Mallinckrodt faithfully, diligently and to the best of his ability, and shall devote substantially all of his time and efforts during normal business hours to the business and affairs of Mallinckrodt.
(b)    Compensation. During the Employment Period, Employee shall receive an annual base salary (“Base Salary”) of not less than $1,364,000 per year, which shall be paid in accordance with Mallinckrodt’s normal payroll practices.
(c)    Benefits. During the Employment Period, Employee shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Mallinckrodt for the benefit of employees in comparable positions. Notwithstanding the foregoing, Employee acknowledges: (i) he will not be eligible for a bonus under Mallinckrodt’s Annual Incentive Plan, (ii) he will not participate in the Mallinckrodt Retirement Savings and Investment Plan, and (iii) he will not be eligible, and herein waives any rights, for severance under any severance plans offered by Mallinckrodt. Further, Employee will accrue vacation days at an annual rate of twenty (20) days per year pursuant to Mallinckrodt’s vacation policy.
(d)    Termination. Either party shall have the right to terminate this Agreement after the conclusion of the Initial Term with or without cause upon thirty (30) days written notice to the other party. In the event of termination, Mallinckrodt shall pay to Employee as soon as commercially practicable the sum of Employee’s accrued Base Salary and accrued vacation pay through the date of termination. Except as expressly set forth in this Agreement, Mallinckrodt shall have no further obligations to Employee upon termination.
(e)    Performance Bonus. If Employee meets performance targets established for him by Mallinckrodt during the Employment Period, Mallinckrodt shall pay Employee a performance bonus (“Performance Bonus”) following his separation from employment. The target Performance Bonus shall be an amount up to 25% of his Base Salary, prorated to reflect the number of full days in which Employee was employed by Mallinckrodt, less applicable withholdings and deductions. Mallinckrodt shall have the right to establish Employee’s reasonable performance targets, and such targets shall be based on criteria including, but not limited to the day to day operation of the Global Supply Chain organization and matters within the agreed scope of the Supply Chain Transformation project. Mallinckrodt shall have the sole discretion to determine (i) whether Employee has met the established targets to earn the Performance Bonus, and (ii) the appropriate amount of the Performance Bonus. Employee acknowledges the opportunity for a Performance Bonus is being provided in lieu of any severance to which he would otherwise be entitled under any Mallinckrodt plan or program, and he shall not be entitled to any severance upon his termination. Mallinckrodt retains the right to condition payment of the Performance Bonus upon Employee’s signing a waiver and release in a form acceptable to Mallinckrodt.
(f)     Business Travel. Employee will not be required to relocate, and will travel at Mallinckrodt’s expense as needed to perform his services at Mallinckrodt’s headquarters in Hazelwood, Missouri or at other Mallinckrodt locations. Employee’s travel expense will be reimbursed pursuant to the Mallinckrodt Travel and Expense Policy.
3.    Confidential Information, Competitive Activity and Nonsolicitation.
(a)    Confidential Information.
(i).     Employee agrees during his employment with Mallinckrodt and at any time thereafter, Employee will not disclose to any other person or organization, or make or permit any use of, any of Mallinckrodt’s Confidential Information as defined herein. Additionally, Mallinckrodt specifically reserves its rights under any applicable common or statutory law regarding trade secrets, and prohibits disclosure and/or use of information which meets the definition of trade secrets under these common or statutory laws.
(ii)    “Confidential Information” means information in whatever form, including but not limited to hard copy, electronically stored or in Employee’s memory, related to the operation of Mallinckrodt that is not generally known to or readily ascertainable by other persons outside of Mallinckrodt. The following is a non-exclusive list of information that constitutes Confidential Information meeting the above definition: (A) information of a technical nature such as inventions; methods; processes; techniques; ideas; data; equipment; computer programs; developments; designs; and technical expertise and know-how developed by Mallinckrodt; (B) information of a commercial nature such as trademarks; information about costs, purchasing, profits, prices, markets, sales, contracts, and selling strategies; lists of customers and employees; proposals made to current or prospective clients or customers or other information contained in bids or offers to such clients or customers; the arrangements and/or agreement, pricing, design and implementation of client and/or customer-specific projects; the identity of vendors and vendor pricing information; financial, marketing and sales information; and (C) information of a strategic nature such as future developments or strategies pertaining to research, development, marketing and sales; and other similar matters concerning Mallinckrodt’s planning.
(iii)    Upon Employee’s separation from employment for any reason, the termination of Employee’s access to any Confidential Information, or upon request by Mallinckrodt, Employee shall return to Mallinckrodt all electronic and hard-copy documents and materials belonging to Mallinckrodt, whether kept at Employee’s business office, personal residence or otherwise, including all materials containing or relating to any Confidential Information in any written or tangible form that Employee may have in Employee’s possession or control and including electronic equipment. After returning the materials described in the preceding sentence to Mallinckrodt, Employee shall not retain any copies of any such materials.
(iv)    Employee acknowledges it is essential to Mallinckrodt’s continued success to maintain the confidentiality of all client and vendor information and trade secrets. Therefore, Employee agrees not to use or disclose any confidential client or vendor information except as may be needed to conduct Mallinckrodt’s business for the specific client or vendor. Upon Employee’s separation from employment with Mallinckrodt, Employee agrees to deliver to an appropriate representative of Mallinckrodt, without retaining any copies, notes or excerpts thereof, any and all documents and information that reference client or vendor information.
(v)    Employee acknowledges Mallinckrodt from time to time may have agreements with other persons or entities that impose obligations or restrictions on Mallinckrodt regarding inventions made during the course of work under such agreements, the confidential nature of such work, or information about or owned by such person or entity. Employee agrees to be bound by all such obligations and restrictions as are made known to Employee and to take all action necessary to discharge the obligations of Mallinckrodt under such agreements.
(vi)    Employee also understands Employee shall not review any Confidential Employee Information, as defined below, unless such activity is specifically required to perform Employee’s job duties, or unless such activity is specifically requested by senior management in the Human Resources or Legal Departments. In such cases where Employee is duly authorized to view Confidential Employee Information, Employee shall not disclose the contents of such information to anyone other than those expressly designated by senior management in the Human Resources and Legal Departments to have access to that information. Confidential Employee Information includes, but is not limited to, e-mails that were not directed to or sent from Employee, or information of a confidential nature regarding other employees, such as compensation or benefits information or information regarding performance or discipline.
(b)    Inventions
(i)    Employee shall promptly disclose to Mallinckrodt all Inventions (as defined herein), which are made or conceived by Employee, either alone or with others, during the term of Employee’s employment with Mallinckrodt, whether or not during working hours and which directly or indirectly relate to matters within the scope of Employee’s duties or field of responsibility during Employee’s employment with Mallinckrodt, or are based on Employee’s knowledge of the actual or anticipated business or interests of Mallinckrodt, or are aided by the use of time, materials, facilities, or information of Mallinckrodt. Employee will not assert any rights under or to any Inventions as having been made or acquired by Employee prior to being employed by Mallinckrodt unless such Inventions have been identified to Mallinckrodt at the time of hire. In addition, in order to avoid any dispute as to the date on which Inventions were made or conceived by Employee, they shall be deemed to have been made or conceived during Employee’s employment with Mallinckrodt if Employee takes affirmative steps to have them reduced to practice either during the term of Employee’s employment or within one year after separation from employment. Employee represents Employee has not made or conceived any Inventions prior to Employee’s employment with Mallinckrodt and are not subject to any continuing obligations to a former employer or other person with respect to any Inventions, except if and as disclosed herein.
(ii)    “Invention” means, whether or not patentable or copyrightable, the conception, discovery or reduction to practice of any new idea, technology, device, method, design, trade secret, composition of matter or any improvement thereto, including but not limited to any new articles of manufacture or any improvement to existing articles of manufacture, any new apparatus or processes/methods for making or using a composition of matter or article of manufacture, any computer software or any designs relating thereto, which relate to Mallinckrodt’s actual or anticipated business or research activities or are suggested by or which result directly or indirectly from use of Mallinckrodt’s information, time, materials, or facilities.
(iii)    Employees agree all Inventions that are, or are deemed to be, made or conceived by Employee during employment with Mallinckrodt shall, to the extent permitted by law, be the exclusive property of Mallinckrodt, and Employee hereby assigns to Mallinckrodt Employee’s entire worldwide right, title, and interest in and to any and all such Inventions. Whenever requested to do so by Mallinckrodt, Employee shall execute any applications, assignments, or other instruments which Mallinckrodt may consider necessary or advisable to apply for and obtain letters patent or copyrights in the United States or in any foreign country, or to otherwise record or protect Mallinckrodt’s interest in such Inventions. In the event Employee refuses to sign such an application, assignment, or other instrument, or, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Mallinckrodt is otherwise unable, after reasonable effort, to secure Employee’s signature on any such application, assignment, or other instrument, Employee hereby irrevocably appoints Mallinckrodt and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications, assignments, and instruments and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and other analogous protections with the same legal force and effect as if executed by Employee. The obligations of this subsection shall continue perpetually beyond the period of Employee’s employment with Mallinckrodt and are not modified by any incentive payments made for an Invention or otherwise subject to any provisions of a Company patent incentive award policy as may change from time to time.
(c)    Non-Solicitation of Customers. During the Employment Period and for a period of twelve (12) months after Employee’s separation from employment for any reason from Mallinckrodt (the “Restricted Period”), Employee will not solicit, induce, attempt to induce, or provide any services to any current Mallinckrodt Customer (defined as any Customer of Mallinckrodt with whom Employee had dealings and/or for whom Employee performed services during the Employment Period) to do business with Employee on his own behalf or on behalf of any competing business. Excluded from the above are consulting services, which are non-competitive to Mallinckrodt.
(d)    Non-Solicitation of Employees. During the Employment Period and for a period of twelve (12) months after Employee’s separation from employment for any reason from Mallinckrodt (the “Restricted Period”), Employee will not solicit, interfere with, encourage or endeavor to cause any other employee or independent contractor of Mallinckrodt to leave his/her employment (or independent contractor assignment) with Mallinckrodt.

4.     Miscellaneous

(a)This Agreement is personal to Employee and shall not be assignable by Employee without the prior written consent of Mallinckrodt. This Agreement will be binding upon and inure to the benefit of Employee and Mallinckrodt and any successor, direct or indirect, of Mallinckrodt.

(b)    Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(c)    This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Missouri, without reference to conflicts of law principles thereunder. Any litigation arising out of this Agreement shall be brought exclusively in the federal or state courts of Missouri, to which jurisdiction Employee and Mallinckrodt hereby submit with respect to litigation arising out of this Agreement, and the parties hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

(d)    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, oral and written, between the parties hereto with respect to Employee’s employment, if any.

(e)    No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

(f)    Employee acknowledges he has carefully read this Agreement in its entirety, fully understands its provisions and its final and binding effect, and that Employee is signing this Agreement voluntarily.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of August 27, 2013.

Accepted and Agreed to

Employee:                    Mallinckrodt Enterprises LLC

/s/ Frank Scholz                 By: /s/ Ian Watkins

Frank Scholz                    Ian Watkins
Printed Name                    Printed Name

Senior Vice President and
Chief Human Resources Officer
Title